ADMINISTRATION AGREEMENT

This AGREEMENT (this “Agreement”) is made this [●] day of [●] 2024, by and between Gladstone Alternative Income Fund, a Delaware statutory trust (the “Fund”), and Gladstone Administration, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a newly organized closed-end management investment company that has registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund, on the terms and conditions hereinafter set forth, and the Administrator wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.    DUTIES OF THE ADMINISTRATOR.

(a)   Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Fund’s Board of Trustees, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)   Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Fund’s Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Fund’s Board of Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to shareholders of the Fund, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

(c)   The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each, a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator.

2.    RECORDS.

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.     POLICIES AND PROCEDURES.

The Administrator has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Administrator. The Administrator shall provide the Fund, at such times as the Fund shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.

4.    CONFIDENTIALITY.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

5.    COMPENSATION: ALLOCATION OF COSTS AND EXPENSES.

In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

The Fund will bear all costs and expenses that are incurred in its operation and transactions that are not specifically assumed by the Fund’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory Agreement, dated as of [●], 2024 by and between the Fund and the Adviser. Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: organization and offering; calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Fund’s investments; any direct expenses of issue, sale, underwriting, distribution, redemption or repurchase of the Fund’s securities; investment advisory and management fees; administration fees, if any, payable under this Agreement; fees payable to third parties (including agents, consultants or other advisors) relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; federal, state and local taxes; independent Trustees’ fees and expenses; costs of preparing and filing prospectuses, statements of additional information, reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to securityholders, including printing costs; the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including payments under this Agreement based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent, and the allocable portion of the costs of the Fund’s chief compliance officer, chief financial officer, controller, general counsel, chief valuation officer and other non-investment advisory personnel and their respective staffs. Transfer agent expenses, expenses of preparation, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular share class of the Fund shall be allocated to such class.

6.    LIMITATION OF LIABILITY OF THE ADMINISTRATOR: INDEMNIFICATION.

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding(including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Paragraph 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

7.    ACTIVITIES OF THE ADMINISTRATOR.

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

8.    DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund’s Board of Trustees and (b) the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of the Fund’s Trustees or by the Administrator.

9.    NOTICES.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10.   AMENDMENTS.

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

11.   ENTIRE AGREEMENT; GOVERNING LAW.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act, if any. To the extent the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GLADSTONE ALTERNATIVE INCOME FUND

By:
Name:
Title:

GLADSTONE ADMINISTRATION, LLC

By:
Name:
Title:

[Signature Page to Administration Agreement]